Filed Pursuant to Rule 433

Registration No. 333-180289

May 28, 2014

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012 and

Prospectus Supplement dated March 22, 2012)

HSBC USA Inc.
Floating Rate Notes

Linked to USD CMS10

}	Floating Rate Notes Linked to USD CMS10 due June 18, 2021
}	Seven-year maturity
}	Quarterly coupon payments at a floating rate equal to 66% of the 10-year U.S. Dollar Constant Maturity Swap Rate, subject to a minimum coupon rate of 2% per annum
}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Floating Rate Notes Linked to USD CMS10 (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-11 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-6 of this document and page S-3 of the accompanying prospectus supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $962.50 and $982.50 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-3 and “Risk Factors” beginning on page FWP-6 of this document for additional information.

	Price to Public	Underwriting Discount [1]	Proceeds to Issuer
Per Note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-11 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Floating Rate Notes

Linked to USD CMS10

This free writing prospectus relates to a single offering of the Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. with quarterly Coupon payments, at a floating rate equal to 66% of the 10-year U.S. Dollar Constant Maturity Swap Rate (the “CMS10”), subject to a minimum coupon rate of 2% per annum.

The offering of the Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Issuer Rating:	A+ (S&P), A2 (Moody’s) †
Principal Amount:	$1,000 per Note.
Trade Date:	June 13, 2014
Original Issue Date:	June 18, 2014
Maturity Date:	Expected to be June 18, 2021, or if such day is not a Business Day, the next succeeding Business Day.
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.
Coupon:	The Coupon is paid quarterly and will accrue at the applicable Coupon Rate set forth below. The Coupon payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Coupon Rate:	For each Coupon Payment Period, a rate per annum equal to 66% of the CMS10 on the applicable Coupon Determination Date. The Coupon Rate for any Coupon Payment Period will not be less than the Minimum Coupon Rate. The Coupon Rate with respect to each Coupon Payment Period will be reset quarterly on the applicable Coupon Determination Date.
Coupon Payment Periods:	Quarterly; the period beginning on and including the Original Issue Date and ending on but excluding the first Coupon Payment Date, and each successive period beginning on and including a Coupon Payment Date and ending on but excluding the next succeeding Coupon Payment Date.
Minimum Coupon Rate:	2% per annum
Maximum Coupon Rate /Cap:	Not Applicable
10-year U.S. Dollar Constant Maturity Swap Rate:	The 10-year U.S. Dollar Constant Maturity Swap Rate, expressed as a percentage, as quoted on the Reuters Screen “ISDAFIX1” Page, at 11:00 a.m., New York City time, on the relevant Coupon Determination Date.
Coupon Determination Dates:	With respect to any Coupon Payment Period, the date that is two U.S. Government Securities Business Days immediately preceding the first day of that Coupon Payment Period. If, on any Coupon Determination Date, the CMS10 cannot be determined as described above, the calculation agent will determine the CMS10 in accordance with the procedures set forth under “Description of Notes—CMS Rate Notes” in the accompanying prospectus supplement; provided, that if the CMS10 cannot be determined as provided in the first bullet in that section, the calculation agent will determine the CMS10 on that day in a manner that it considers commercially reasonable under the circumstances.
Coupon Payment Dates:	The 18th calendar day of each March, June, September and December during the term of the Notes, commencing on September 18, 2014, up to and including the Maturity Date, subject to postponement as described in “Coupon” below.
FWP-2

Business Day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
U.S. Government Securities Business Day:	Any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
CUSIP/ISIN:	40433BBR8/US40433BBR87
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold the Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

FWP-3

GENERAL

This free writing prospectus relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. with quarterly Coupon payments that accrue at a rate equal to 66% of the CMS10, subject to the Minimum Coupon Rate. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

You should read this document together with the prospectus dated March 22, 2012 and the prospectus supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-6 of this free writing prospectus and beginning on page S-3 of the prospectus supplement as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Coupon

The Coupon is paid quarterly and accrues at the applicable Coupon Rate. The Coupon payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Coupon Payment Dates are the 18th calendar day of each March, June, September and December, commencing on September 18, 2014, up to and including the Maturity Date. If any Coupon Payment Date falls on a day that is not a Business Day (including a Coupon Payment Date that is also the Maturity Date), the payment due on such Coupon Payment Date will be postponed to the immediately succeeding Business Day. In no event, however, will any additional interest accrue on the Notes as a result of any such postponement. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes – Interest and Principal Payments — Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “Business Day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next Business Day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

FWP-4

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You are willing to make an investment that provides quarterly interest payment at a variable rate equal to 66% of the CMS10, subject to the Minimum Coupon Rate.

}	You believe that the CMS10 will generally be positive on the Coupon Determination Dates at an amount sufficient to provide you with a satisfactory return on your investment.

}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You do not seek an investment for which there will be an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You are unwilling to invest in the Notes that provide quarterly interest payment at a variable rate equal to 66% of the CMS10, subject to the Minimum Coupon Rate.

}	You believe that the CMS10 will not generally be positive on the Coupon Determination Dates at an amount sufficient to provide you with a satisfactory return on your investment.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

FWP-5

Risk Factors

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

In addition to the following risks, you should review “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement including the explanation of risks relating to the Notes described in the following sections:

•	“— Risks Relating to All Note Issuances” in the prospectus supplement.

The Coupon Rate for Each Quarterly Coupon Payment Period Is Uncertain and Could Be as Low as the Minimum Coupon Rate.

You will receive a quarterly Coupon on the applicable Coupon Payment Date that accrues at a rate per annum equal to 66% of the CMS10, subject to the Minimum Coupon Rate. The CMS10 may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the CMS10 may be partially offset by other factors. We cannot predict the factors that may cause the CMS10 to increase or decrease. A CMS10 that is less than or equal to approximately 2.86% per annum will cause the Coupon Rate for the applicable Coupon Payment Date to be equal to the Minimum Coupon Rate, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. You should consider, among other things, the overall potential annual Coupon Rate to maturity of the Notes as compared to other investment alternatives.

The Annualized Coupon Rate for Each Quarterly Coupon Payment Period May Be Less than the CMS10.

Your participation in the level of the CMS10 will be 66%, subject to the Minimum Coupon Rate. Therefore, the annualized Coupon Rate for each quarterly Coupon Payment Period may be less than the level of the CMS10 on the applicable Coupon Determination Date.

The Notes Are Not Ordinary Debt Securities and the Coupon Rate Is Not Fixed for any Coupon Payment Period and Is Variable.

The Coupon Rate is not fixed for any Coupon Payment Period, and will equal 66% of the CMS10, subject to the Minimum Coupon Rate. The Coupon Rate may be less than returns otherwise payable on debt securities issued by us with similar maturities. We have no control over any fluctuations in the CMS10.

The Notes Are Subject to the Credit Risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity and all Coupons, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the amounts payable on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked notes, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value.

FWP-6

These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the CMS10 and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately six months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes Lack Liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential Conflicts of Interest May Exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

The 10-year U.S. Dollar Constant Maturity Swap Rate, and Therefore the Value of the Notes, May be Volatile and Will Be Affected by a Number of Factors.

The CMS10, and therefore the value of the Notes, is subject to volatility due to a variety of factors, including but not limited to:

• interest and yield rates in the market,

• changes in, or perceptions, about the future level of the CMS10,

• general economic conditions,

• policies of the Federal Reserve Board regarding interest rates,

• sentiment regarding underlying strength in the U.S. and global economies,

• expectations regarding the level of price inflation,

• sentiment regarding credit quality in the U.S. and global credit markets,

FWP-7

• central bank policy regarding interest rates,

• inflation and expectations concerning inflation,

• performance of capital markets,

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets generally and that may affect the CMS10,

• the time remaining to the maturity of the Notes, and

• the creditworthiness of the Issuer.

The impact of any of the factors set forth above may enhance or offset some or any of the changes resulting from another factor or factors. Decreases in the CMS10 could result in the corresponding Coupon Rate decreasing or a Coupon Rate equal to the Minimum Coupon Rate and thus in the reduction of the Coupon payable on the Notes.

FWP-8

ILLUSTRATIVE EXAMPLES

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the CMS10 and we cannot predict the CMS10 on any Coupon Determination Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the CMS10. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Coupon determination for a $1,000.00 Principal Amount of Notes, assume that there are 90 days in each quarterly period and reflect the Minimum Coupon Rate of 2% per annum.

Hypothetical CMS10	Hypothetical Coupon Rate Per Annum	Hypothetical Coupon per Quarter
10.00%	6.60%	$16.50
9.00%	5.94%	$14.85
8.00%	5.28%	$13.20
7.00%	4.62%	$11.55
6.00%	3.96%	$9.90
5.00%	3.30%	$8.25
4.50%	3.97%	$7.43
4.00%	2.64%	$6.60
3.50%	2.31%	$5.78
3.03%	2.00%	$5.00
3.00%	2.00%	$5.00
2.00%	2.00%	$5.00
1.00%	2.00%	$5.00
0.00%	2.00%	$5.00
-1.00%	2.00%	$5.00
-2.00%	2.00%	$5.00
-3.00%	2.00%	$5.00
-4.00%	2.00%	$5.00
-5.00%	2.00%	$5.00

Example 1: On a Coupon Determination Date, the CMS10 is equal to 0.00%. Because 66% of the CMS10 of 0.00% is 0.00% per annum, which is less than the Minimum Coupon Rate, the Coupon Rate for such Coupon Payment Date is equal to 2.00% per annum and the Coupon payment on the relevant Coupon Payment Date would be $5.00 per $1,000 Principal Amount of Notes, calculated as follows:

1,000 × Coupon Rate × 90/360

= $1,000 × 2.00% × 90/360

= $5.00

Example 2: On a Coupon Determination Date, the CMS10 is equal to 8.00%. Because 66% of the CMS10 of 8.00% is 5.28% per annum, the Coupon Rate for such Coupon Payment Date is equal to 5.60% per annum and the Coupon payment on the relevant Coupon Payment Date would be $13.20 per $1,000 Principal Amount of Notes, calculated as follows:

1,000 × Coupon Rate × 90/360

= $1,000 × 5.28% × 90/360

= $13.20

FWP-9

Historical Performance of 10-year U.S. Dollar Constant Maturity Swap Rate

The following graph sets forth the historical performance of the CMS10 based on the daily historical levels from January 1, 2008 through May 27, 2014. We obtained the rates below from the Bloomberg Professional® Service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The rates displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Coupon Rate on the Notes.

The CMS10, as appeared on the Bloomberg Professional® Service on May 27, 2014, was 2.63%. The rates reported by the Bloomberg Professional® Service may not be indicative of the CMS10 that will be derived from the applicable Reuters page.

Historical Performance of the CMS10

Source: Bloomberg Professional® Service

The historical CMS10 should not be taken as an indication of future performance, and no assurance can be given as to the CMS10 on any Coupon Determination Date. We cannot give you assurance that the performance of the CMS10 will result in Coupon payments that will provide a satisfactory return on your investment.

FWP-10

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. We and each holder of Notes (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) agree to treat the Notes for U.S. federal income tax purposes as indebtedness issued by us that is subject to the special U.S. Treasury Regulations applicable to variable rate debt instruments. Pursuant to the terms of the Notes, and based on certain factual representations received from us, in the opinion of Morrison & Foerster LLP, our special U.S. tax counsel, it is reasonable to treat the Notes as variable rate debt instruments. Except to the extent of any original issue discount, interest paid on the Notes generally should be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, a U.S. holder (as defined in the accompanying prospectus supplement) must include any original issue discount in income as ordinary interest as it accrues, possibly in advance of receipt of cash attributable to such income.  We expect the Notes to be issued with no more than de minimis original issue discount. You should review the discussion set forth in “U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes – Variable Rate Debt Instruments” in the accompanying prospectus supplement. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss. Prospective investors should consult their tax advisors as to the federal, state, local and other tax consequences to them of the purchase, ownership and disposition of Notes.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

FWP-11

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Floating Rate Notes

Linked to USD CMS10

due June 18, 2021

May 28, 2014

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-4
Investor Suitability	FWP-5
Risk Factors	FWP-6
Illustrative Examples	FWP-9
Historical Performance of 10-year U.S. Dollar Constant Maturity Swap Rate	FWP-10
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-11
U.S. Federal Income Tax Considerations	FWP-11

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60